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                                                                    EXHIBIT 11.1

                             RF MONOLITHICS, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                  YEARS ENDED AUGUST 31, 1998, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                                     1998         1997       1996
                                                                                     ----         ----       ----
Basic weighted average common shares outstanding .........................           5,551       5,379      5,084

Net effect of dilutive stock option conversions ..........................             427         411        345
                                                                                    ------      ------     ------

   Diluted weighted average common shares outstanding ....................           5,978       5,790      5,429
                                                                                    ======      ======     ======

Net income ...............................................................          $4,760      $3,807     $1,889
                                                                                    ======      ======     ======

Net income per share:
          Basic ..........................................................          $ 0.86      $ 0.70     $ 0.37
                                                                                    ======      ======     ======

          Diluted ........................................................          $ 0.80      $ 0.66     $ 0.35
                                                                                    ======      ======     ======